EXHIBIT 99.1

Capitol Bancorp Center 200 Washington Square North Lansing, MI 48933 2777 East Camelback Road Suite 375 Phoenix, AZ 85016 www.capitolbancorp.com
Analyst Contact: Media Contact:	Michael M. Moran Chief of Capital Markets 877-884-5662 Stephanie Swan Director of Shareholder Services 517-372-7402

Capitol Bancorp Limited to Restate Condensed Consolidated Financial
Statements as of and for the Three Months and Nine Months
Ended September 30, 2010

LANSING, Mich., and PHOENIX, Ariz.: March 3, 2011: Unaudited condensed consolidated financial statements of Capitol Bancorp Limited (Capitol) as of and for the three months and nine months ended September 30, 2010 have been revised to reflect an additional provision for loan losses of $11.7 million which was previously recorded in the 4th quarter, resulting from Michigan Commerce Bank’s amended regulatory financial statements as of and for the period ended September 30, 2010 filed on February 22, 2011.  Michigan Commerce Bank is a significant subsidiary of Capitol.  The allowance for loan losses requires significant judgment, is an estimate and is one of Capitol’s critical accounting policies.

Michigan Commerce Bank’s amendment of its regulatory financial statements as of and for the period ended September 30, 2010 to increase its allowance for loan losses and related provision for loan losses, resulted from a recently-completed joint examination of the bank by the Federal Deposit Insurance Corporation and the Office of Financial and Insurance Regulation of the State of Michigan.  Such examination commenced in September 2010.  The bank’s decision to amend its interim financial statements was based on discussion with those regulatory agencies regarding expectations that certain examination findings, including a change in estimate regarding the bank’s allowance for loan losses as of September 30, 2010, would require such amendment; however, the bank has not yet received the related examination report.  The bank’s methodology for determination of its allowance for loan losses was reviewed and deemed acceptable by an independent third party.   The election to restate third quarter does not alter previously released fourth quarter results filed by the bank as the adjustment reflects a change in the timing of the provision, not an adjustment in the amount.

About Capitol Bancorp Limited
Capitol is a community banking company with a national network of bank operations in 14 states.  Founded in 1988, Capitol has executive offices in Lansing, Michigan and Phoenix, Arizona.

Forward-Looking Statements
Certain statements in this announcement contain forward-looking statements that are based on management's expectations, estimates, projections and assumptions.  Words such as "expects," "anticipates," "plans," "believes," "scheduled," "estimates" and variations of these words and similar expressions are intended to identify forward-looking statements.  Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended.  These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.  Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors.

All forward-looking statements speak only as of the date of this press release. All subsequent written and oral forward-looking statements attributable to the company or any person acting on the Corporation's behalf are qualified by the cautionary statements in this press release.  The Corporation does not undertake any obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this announcement.

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